As filed with the Securities and Exchange Commission on August 29, 2012

Registration No. 333-174313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nucor Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-1860817
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1915 Rexford Road Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Ambassador Steel Corporation 401(k) Profit Sharing Plan

(Full title of the plan)

James D. Frias

Chief Financial Officer, Treasurer and Executive Vice President

1915 Rexford Road

Charlotte, North Carolina 28211

(Name and address of agent for service)

(704) 366-7000

(Telephone number, including area code, of agent for service)

Copy to:

Dumont Clarke, IV, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8, No. 333-174313 (the “Registration Statement”) of Nucor Corporation (the “Registrant”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities (including 4,600 shares of the Registrant’s Common Stock and an indeterminate amount of plan interests) reserved for issuance and registered for sale under the Ambassador Steel Corporation 401(k) Profit Sharing Plan (the “Plan”). Effective June 1, 2012, the Registrant merged the Plan with and into another qualified plan sponsored by the Registrant and no longer offers its securities through the Plan. The Registrant is filing this Post-Effective Amendment in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities that remain unsold at the termination of the offering through the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 29th day of August, 2012.

NUCOR CORPORATION

By:	/s/ A. Rae Eagle
A. Rae Eagle General Manager and Corporate Secretary